Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COMMERCIAL MANUFACTURING AND SUPPLY AGREEMENT

This Commercial Manufacturing and Supply Agreement (this “Agreement”) is made as of this 18th day of July, 2025 by and between Iterum Therapeutics International Limited, having its registered office address at 25 North Wall Quay, Dublin 1, D01 104, Ireland (“Iterum”) and ACS Dobfar S.p.A, having a principal place of business at Viale Addetta 2/12, 20067 Tribiano, Milan, Italy, together with its Affiliates (“Supplier”).

WITNESSETH:

WHEREAS, Iterum owns rights to the Products (as defined below) and wishes to engage Supplier for the commercial manufacture and supply of the Products; and

WHEREAS, Supplier is willing to manufacture and supply the Products for and to Iterum on the terms and conditions set out in this Agreement

NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated into and made a part of this Agreement, and of the mutual covenants which are recited herein, the Parties agree as follows:

article 1

DEFINITIONS

The following words and phrases when used herein with capital letters shall have the meanings set forth or referenced below:

1.1
“Additional Advance Payment Invoice” means an invoice issued by Supplier to Iterum in accordance with Section 5.2 (b);
1.2
“Advance Payment” means a payment made by Iterum on an Advance Payment Invoice or an Additional Advance Payment Invoice issued in accordance with Section 5.2 (a) and/or Section 5.2 (b), as the context so requires;
1.3
“Advance Payment Invoice” means an invoice issued by Supplier to Iterum in accordance with Section 5.2 (a);
1.4
“Affiliate” means, with respect to a Party, any corporation, partnership, joint venture and/or firm which controls, is controlled by or is under common control with such Party. As used in this Section 1.5, “control” means: (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors; and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity;
1.5
“Applicable Law” means all applicable ordinances, rules, regulations, laws, guidelines, requirements and court orders of any kind whatsoever of any national (e.g., the FDA, EPA, etc.), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity of the US or EU, including, but not limited to, the U.S. Federal Food, Drug, and Cosmetic Act, as amended (the “Act”), and the regulations promulgated thereunder; European Directive 2003/94/EC and 2001/83/EC, and any amendments thereto and related legislation (if and when applicable); and all applicable cGMP;
1.6
“Batch” means a specific quantity of the Products that is intended to have a uniform character and quality, within specified limits, and is produced according to a single manufacturing order during the same cycle of manufacture;

Execution Version

1.7
“Business Day” means a day which is not a Saturday or Sunday or a bank or public holiday in the Republic of Ireland and/or Italy;
1.8
“Certificate of Analysis” or “CoA” means a document, signed by an authorized representative of Supplier, describing (a) the Product Specifications; and (b) testing methods applied to the Product in order to verify compliance with the Product Specifications, and the results thereof;
1.9
“Certificate of Compliance” means a document, signed by an authorized representative of Supplier, attesting that a particular Batch was manufactured in accordance with cGMP, Applicable Law, and the Product Specifications. The Certificate of Compliance may be included within the Certificate of Analysis, or separately, if required by Iterum for regulatory purposes or Applicable Law;
1.10
“cGMP” means those principles and guidelines of good manufacturing practices, including as set forth in: (a) the U.S. Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.) and related U.S. regulations, including 21 Code of Federal Regulations (Chapters 210, 211, 600 and 610) and other FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of investigational drugs; (b) EudraLex Volume 4; (c) the ICH guide Q7 “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients;” and (d) any other laws, regulations and statutes set forth by a government authority applicable to the manufacture of compounds and products by Supplier under this Agreement;
1.11
“Competing Product” means, for the purposes of Article 8 (Intellectual Property Rights), any products substantially similar to Sulopenem and/or sulopenem etzadroxil at the signature date of this Agreement. For the purposes of the Agreement, a product will be considered to be substantially similar to Sulopenem if [**] and shall be part of an oral antibiotic developed for the treatment of multi-drug resistant infections;
1.12
“Components” means collectively, all raw materials, intermediates, excipients and other components to manufacture the Products in accordance with the Product Specifications, including, for the avoidance of doubt, the Iterum Components;
1.13
“Confidential Information” means all information provided by or on behalf of one Party (the “Disclosing Party”) to the other Party (“Receiving Party”) in connection with this Agreement or the MSA, including, without limitation, all data, inventions and information developed in or as a result of the performance of this Agreement, whether in oral, written, graphic or electronic form, except any portion thereof which:

(a) is known to the Receiving Party at the time of the disclosure, as evidenced by its written records or other competent evidence;

(b) is disclosed to the Receiving Party by a Third Party lawfully in possession of such information and not under an obligation of nondisclosure;

(c) is or becomes patented, published or otherwise part of the public domain through no fault of the Receiving Party or its Affiliates; or

(d) is developed by or for the Receiving Party without access to or use of the disclosing Party’s Confidential Information, as evidenced by the recipient’s written records;

1.14 “Effective Date” means the later of (i) date of issue of the first Purchase Order by Iterum pursuant to Section 3.2 of this Agreement, or (ii) July 14, 2025;

1.15
“EMA” means the European Medicines Agency and any successor organization;
1.16
“Expiration Event” shall have the meaning given to that term in Section 2.5 (c);
1.17
“Facilities” means Supplier’s facilities at [**], or such other manufacturing site agreed to by the Parties in writing;
1.18
“FDA” means the United States Food and Drug Administration or any successor organization;

Execution Version

1.19
“Final Invoice” means the final invoice issued by Supplier to Iterum in accordance with Section 5.2 (c);
1.20
“Forecasts” shall have the meaning given to that term in Section 3.1;
1.21
“Intellectual Property” means all patents, copyrights, trade secrets, know-how and all other intellectual property rights, anywhere in the world, including all applications and registrations with respect thereto, but excluding all trademarks, trade names, service marks, logos and other corporate identifiers;
1.22
“Iterum Components” means those components forming part of the Components to be procured by Supplier in accordance with Section 2.5 (b), as set forth in Exhibit C hereto and the Product Specifications, and as may be changed from time to time as agreed between the Parties;
1.23
“Iterum Components Purchasing Plan” means the Iterum Components to be purchased by Supplier under Iterum’s contracted conditions with suppliers of Iterum Components as instructed by Iterum on delivery of the Forecast (as defined in Section 3.1);
1.24
“Iterum Intellectual Property” means all Intellectual Property and trademarks owned or controlled by Iterum as of the date of this Agreement or developed or acquired by Iterum outside of the performance of this Agreement after the date of this Agreement. For purposes of this definition, “controlled by” means possession of the right to grant a license or sublicense without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party;
1.25
“LOI” means the binding letter of intent entered into between the Parties, dated [**] setting out the intention of the parties to enter into commercial arrangements for the supply and manufacture of the Products as amended and supplemented from time to time;
1.26
“Manufacture” or “Manufacturing” means all steps and activities necessary to produce the Products to be performed by Supplier, including, without limitation and as applicable, the manufacturing, formulation, filling, packaging, inspection, labeling (including serialization), testing, quality control and release;
1.27
“Manufacturing Process” means the Manufacturing process for the Products;
1.28
“Master Batch Record” means the document that defines the manufacturing methods, materials, and other procedures, directions and controls associated with the manufacture and testing of the Products, which may be amended in writing from time to time by mutual agreement of the Parties;
1.29
“MSA” means the Master Services Agreement entered into by the Parties, dated [**].
1.30
“Party” means Supplier or Iterum. “Parties” means Supplier and Iterum.
1.31
“Product A” shall have the meaning given to that term in Exhibit A;
1.32
“Product B” shall have the meaning given to that term in Exhibit A;
1.33
“Product C” shall have the meaning given to that term in Exhibit A and, for the avoidance of doubt, shall be ordered by Iterum for the purpose of further processing by the Supplier in the manufacture of Product B;
1.34
“Products” means Product A, Product B and Product C described in Exhibit A which are to be manufactured and/or supplied by Supplier pursuant to this Agreement and “Product” shall mean any one of them;
1.35
“Product Specifications” means those products, labeling and performance (including release testing) specifications for the Products as set out in the Quality Agreement.
1.36
“Purchase Order” shall have the meaning given to that term in Section 3.2;

Execution Version

1.37
“Quality Agreement” means the quality agreement entered into between the Parties, dated [**], ensuring that the Products ordered by Iterum conform to accepted cGMPs and other quality assurance standards, as may be amended from time to time.
1.38
“Regulatory Authority” means any federal, state or local or other regulatory agency, department, bureau or other governmental entity, (including the FDA, the EMA and the Italian competent authority), which is responsible for issuing approvals, licenses, registrations or authorizations necessary for the manufacture, use, storage, import, transport, sale and use of the Products in any applicable regulatory jurisdiction;
1.39
“Supplier Intellectual Property” means all Intellectual Property owned or controlled by Supplier as of the date of this Agreement or developed or acquired by Supplier outside of this Agreement subsequent to the date of this Agreement. For purposes of this definition, “controlled by” means possession of the right to grant a license or sublicense without violating (a) any law or governmental regulation applicable to such license or sublicense or (b) the terms of any agreement or other arrangement with any Third Party.; and
1.40
“Third Party” means a party other than Supplier or Iterum and their respective Affiliates.
article 2

MANUFACTURE AND SUPPLY OF PRODUCTS

2.1
Supply of Products. During the Term and subject to the terms and conditions of this Agreement Supplier shall manufacture for and supply Iterum with the Products.
2.2
Manufacturing Standards. Supplier shall manufacture the Products in accordance with the Product Specifications, the Manufacturing Process and all Applicable Laws (“Manufacturing Standards”). The Parties may amend the Product Specifications from time to time by written agreement without amending this Agreement. Further, all Products manufactured for Iterum hereunder shall be manufactured by Supplier at the Facilities.
2.3
Government Approvals; Regulatory Matters. Supplier shall secure and maintain in good order, at its sole cost and expense, such current governmental registrations, permits and licenses as are required by Regulatory Authorities and make all such filings and submissions, including any applicable drug master file (“DMF”) to the extent required to be filed by the Supplier under local law, in order for Supplier to perform all of its obligations under this Agreement. Supplier shall be solely responsible for all scheduling related to the Facilities and for the operation of the Facilities.
2.4
Components.
(a)
Supplier shall be responsible for the procurement and qualification of the Components (excluding the Iterum Components) required for the manufacture of the Products. Supplier will source all such components from suppliers listed in the Product Specifications that have been approved and qualified by Supplier in accordance with Supplier’s internal vendor qualification and approval processes which have also been approved by Iterum prior to the entry into of this Agreement.

(b)
Supplier shall order sufficient quantities of all Components (excluding the Iterum Components) to enable Supplier to manufacture and deliver at least [**] percent ([**]%) of the Products under Iterum’s then current Forecast (as defined in Section 3.1) in accordance with Section 3.1.

2.5
Iterum Components.
(a)
Supplier shall order Iterum Components as instructed by Iterum pursuant to the Iterum Components Purchasing Plan.

Execution Version

(b)
The purchase of Iterum Components by Supplier shall be made under Iterum’s contracted conditions with suppliers of Iterum Components and as instructed by Iterum pursuant to the Iterum Components Purchasing Plan. On receipt of the Iterum Components, Supplier agrees to carry out release testing of relevant batches in accordance with the contracted conditions with suppliers of Iterum Components within the timeframes set out in Exhibit D. Iterum shall be responsible for necessary audits of suppliers of Iterum Components and the cost of any such audits, the frequency of such audits to be based upon site and regulatory requirements. To the extent requested by Supplier, Iterum shall make every effort to allow Supplier qualified personnel to participate in such audits of suppliers of Iterum Components. In the event a Supplier qualified person is prohibited from participating in such an audit, Supplier will provide audit requirements and templates that can be substituted such that Supplier can meet its vendor qualification obligation. Iterum agrees to use commercially reasonable efforts to conduct an audit of the suppliers of Iterum Components or procure that an audit can be conducted via an independent third party on behalf of Supplier for confidentiality reasons, at Suppliers request if Iterum has the right to do so under the applicable contracted conditions with such supplier of Iterum Components. Each Party shall be responsible for their respective costs and expenses in connection with an audit. Notwithstanding the foregoing, in the event that an independent third party is engaged to conduct an audit, the Party who has engaged such independent third party shall be responsible for the costs and expenses in connection therewith, save that in the event an independent third party is engaged for confidentiality reasons, Iterum and Supplier shall cover all such costs and expenses in connection therewith in equal proportions. Iterum shall provide to Supplier a copy of any reports of deficiencies discovered as a result of an audit of any suppliers of Iterum Components or otherwise and shall provide a written action plan for the prompt resolution of any such deficiencies and/or a report of the full resolution of same. For the avoidance of doubt, both Parties shall mutually agree the corrective actions to be taken by any supplier of Iterum Components as a result of any such audit.

(c)
To the extent that Supplier has procured the Iterum Components pursuant to the Iterum Purchasing Plan on Iterum’s contracted conditions in accordance with Section 2.5(a), save in the event of negligence on the part of Supplier, Supplier shall not be responsible in the event that the shelf life of any such Iterum Components purchased in accordance with the Iterum Purchasing Plan expires following the date of such procurement, prior to use in the normal course to satisfy a Purchase Order (“Expiration Event”). For the avoidance of doubt, there shall be no refund to Iterum of any Advance Payments made to Supplier under this Agreement following an Expiration Event. Save in the event of negligence of Supplier, Iterum shall be responsible for any costs associated with any additional Iterum Components required as a result of an Expiration Event.

(d)
With the exception of an Expiration Event and subject to Section 2.5 (c), Supplier shall reimburse Iterum for any Iterum Components required during the manufacturing process, which (i) as a result of negligence or omission of Supplier or breach of this Agreement or the Quality Agreement by Supplier, cannot be used in the manufacture of any Product, or (ii) which have been used in the manufacture of a Product but has not resulted in a Product being free from all defects, including, without limitation any Iterum Components used in failed or rejected Batches or in a defective product. Iterum shall also be reimbursed for any direct fees associated with such Iterum Components, including transportation fees, insurance and disposal costs.

(e)
In lieu of reimbursement in accordance with Section 2.5 (b), at its absolute discretion, Iterum may agree that Supplier can rework or reprocess any Iterum Components and/or Product(s) with the result that (i) some or all of such Iterum Components can be used in the manufacture of a Product and/or (ii) the failed or rejected Batches can be deemed to have been manufactured in compliance with Manufacturing Standards. In such circumstances, Supplier shall be responsible for all costs associated with any such rework and/or reprocessing and shall compensate Iterum for any reduced yield as a result of such rework or reprocessing and or any Iterum Components which remain unusable after such rework or reprocessing. Any rework and reprocessing activities to be conducted shall be agreed in advance with Iterum, completed as soon as reasonably possible and carried out in accordance with all Applicable Laws.

Execution Version

(f)
For the avoidance of doubt, Supplier shall be in the importer of record for all Iterum Components.

2.6
Exclusivity. During the Term, Supplier shall not, directly or indirectly, manufacture for, or supply any of the Products to, any Third Party or for the benefit of Supplier or its Affiliates.
2.7
Project Management.
(a)
Each Party shall, within [**] after the date of this Agreement, appoint up to [**] individuals each to act as project leaders ("Project Managers") who shall be responsible for leading and coordinating the day to day operation of the Parties’ activities under this Agreement. The Project Managers shall (i) manage the relationship between the Parties, (ii) oversee the performance of the services hereunder, (iii) undertake actions delegated to them by the Parties; and (iv) be the principal point of contact for the services hereunder. The Project Managers shall meet upon reasonable request either in person or by telephone or video-conference and each Party shall bear its own costs for attending such meetings.

(b)
In addition, within [**] after the date of this Agreement, each Party shall select [**] of their senior technical staff or such additional number of people from each Party’s senior technical staff as may be required from time to time to address specific topics (each a "Project Team Member"), one or more of whom (for each Party) may be a Project Manager, to form the project team who shall have responsibility for providing leadership and oversight of the activities under this Agreement ("Project Team”). The Project Team shall be responsible for (i) reviewing the decisions of the Project Managers, (ii) providing a forum for the Parties to exchange information and coordinate their respective activities regarding the services, any cost reduction opportunities identified in accordance with Section 5.3, and reporting on inventions developed in the course of Supplier’s manufacture of the Products, (iii) providing a forum to discuss any technical difficulties or changes to services or Batch Price triggered by a change to the Services or in accordance with Section 5.3; (iv) resolving any disputes or disagreements before escalation to the dispute resolution provided for in Section 11.4, and (v) ensure that intent of this Agreement is maintained throughout the Term. The Project Team shall meet on a reasonably regular basis during the Term, either in person or by telephone or video-conference and each Party shall bear its own costs for attending such meetings.

article 3

ORDERS AND FORECASTS

3.1
Product Supply Forecast.
(a)
For capacity planning purposes, commencing on the Effective Date, Iterum shall submit to Supplier on a [**] basis on or before the first business day of each [**] an [**] non-binding rolling forecast that sets forth the total quantity of each Product for commercial supply that Iterum either has ordered, desires to order, or expects to order from the Supplier (the “Forecast”).

(b)
Commencing on the Effective Date and for a period of [**] from the date thereof, the first [**] of the Forecast shall be binding on Iterum and constitute a firm order. The subsequent [**] of the Forecast submitted by Iterum in the [**] of supply shall be for planning purposes only, and thus shall not be binding. Iterum may adjust the Forecast with respect to the [**] of the Forecast by up to [**] percent ([**]%) and Supplier shall use commercially reasonable efforts to produce and deliver to Iterum any said additional quantities in accordance with any applicable Purchase Order issued by Iterum. If, for any reason, the Forecast contains a zero quantity order of any Product(s) in a given month, Iterum shall be entitled to adjust such zero Forecast up to the quantity in the preceding month having a non-zero Forecast, and Supplier shall use commercially reasonable efforts to produce and deliver to Iterum any said additional quantities in accordance with any applicable Purchase Order issued by Iterum.

Execution Version

(c)
From the first anniversary of the Effective Date, the first [**] of each Forecast submitted shall be binding on Iterum and constitute a firm order. The remaining [**] of each Forecast submitted by Iterum shall be for planning purposes only, and thus shall not be binding. Iterum may adjust the Forecast with respect to the [**] of the Forecast by up to [**] percent ([**]%) and Supplier shall use commercially reasonable efforts to produce and deliver to Iterum any said additional quantities in accordance with any applicable Purchase Order (issued by Iterum).

(d)
Commencing on the Effective Date, Supplier shall reserve sufficient capacity at the Facilities to manufacture at least [**] percent ([**]%) of each Product under Iterum’s then current Forecast, which shall include, where the context so requires, capacity to manufacture any Components required to be manufactured by the Supplier in accordance with the Product Specifications.

3.2
Purchase Orders. Iterum shall submit a purchase order (“Purchase Order”) to Supplier at least [**] prior to the requested delivery date of the Products. Each Purchase Order shall reference this Agreement and shall be governed exclusively by the terms contained herein. Any terms or conditions contained in a Purchase Order that are inconsistent or in conflict with this Agreement shall be deemed not to be a part of such Purchase Order. Following the date the Parties enter into this Agreement, the Parties agree that the Purchase Order dated [**], issued initially under the MSA, will be governed solely by this Agreement and any remaining fees to be paid under such Purchase Order shall be invoiced and paid pursuant to Section 5.1 and Section 5.2 of this Agreement.
3.3
Purchase Order Acceptance. Each Purchase Order shall specify the Products ordered and the time, manner and address of delivery, all of which shall be subject to this Article 3. Supplier shall notify Iterum as to whether any Purchase Order delivered pursuant to this Section 3.3 has been accepted or rejected within [**] following Supplier’s receipt of such order; provided that Supplier may only reject a Purchase Order which fails to comply with the requirements of this Article 3. Supplier’s failure to affirmatively reject a Purchase Order within the [**] period shall be deemed an acceptance of such Purchase Order, notwithstanding the Purchase Order’s failure to comply with the requirements of this Article 3. In the event that Supplier rejects a Purchase Order hereunder, Supplier shall notify Iterum in writing within [**] of the reasons why such order was rejected by Supplier. Iterum may, at its option, submit a revised Purchase Order.
3.4
Shortage of Supply; Supply Failure.
(a)
In the event that Supplier is unable to manufacture and supply the Products in accordance with Iterum’s Purchase Orders, Supplier shall notify Iterum promptly. If the inability is not: (i) caused by an event of force majeure; or (ii) primarily attributable to Iterum’s acts or omissions or breach of its obligations under this Agreement, then Supplier shall be solely responsible for undertaking all commercially reasonable measures to minimize any possible shortage of Products to Iterum as a result of its manufacturing issues. If Supplier cannot undertake such measures promptly, then either Party may request that the Parties convene a meeting to discuss possible remedial action. For the sake of clarity, the provisions of this Section 3.4 are not Iterum’s sole remedy in the event of Supplier’s inability to supply the Products in accordance with the Purchase Order.

(b)
In the event Supplier is aware of possible delays in the fulfilment of any of the Iterum’s Purchase Orders or if the Supplier is unable to manufacture and supply the Products in accordance with Section 3.4 (a), Supplier shall promptly inform Iterum and shall make its best efforts to ensure the Purchase Order is fulfilled within the expected date of delivery of the Product indicated in the Purchase Order. In the event that the Purchase Order is not fulfilled within [**] of the due date of delivery of the Product indicated in the Purchase Order and where the delay is attributable to Supplier, without limiting Supplier's liability hereunder and without prejudice to any other remedy Iterum may be entitled to pursue, the price to be paid by Iterum pursuant to the relevant Purchase Order shall be reduced by an amount of [**] percent ([**]%) of the overall value of such Purchase Order. The price of the Purchase Order shall be reduced by further amounts of [**] percent ([**]%) of

Execution Version

the overall value of the Purchase Order for every [**] of delay in the delivery of the Product, up to a maximum of [**] percent ([**]%) of total reduction.

3.5
Alternative Supplier.
(a)
Nothing in this Agreement shall preclude Iterum, at any time during this Agreement, from qualifying an alternate supplier to provide manufacturing services for the Products; provided, however, that Iterum will be responsible for all of the costs and expenses of such qualification.
(b)
If Iterum exercises its option to transfer the manufacture of the Products to an alternate supplier in accordance with Article 3.5 (a), Supplier shall reasonably assist Iterum for a reasonable period of time in such transfer (including conducting a technology transfer consistent with the transfer of information described in Section 9.7) at Iterum’s costs.
(c)
In the event that Iterum should validate an alternative supplier after the date of this Agreement, Iterum will guarantee to Supplier the following minimum quantities of supply volumes:
(i)
in respect of Product B, [**]% of Iterum’s commercial requirements of Product B as set out in the then current Forecast; and

(ii)
in respect of Product C, [**]% of Iterum’s commercial requirements of Product C as set out in the then current Forecast.

3.6
Title and Delivery Terms.
(a)
Supplier shall ship all accepted Product A and Product B to Iterum or to Iterum’s designated consignee or otherwise deal with accepted Product A and Product B in accordance with instructions received from Iterum from time to time. For the avoidance of doubt, Supplier shall be the exporter of record on all shipments of Product A and Product B.

(b)
Title to Product A and Product B shall transfer to Iterum upon fulfilment by Supplier of its obligations in accordance with the relevant Incoterm set out in Section 3.6(c) or as defined in the relevant Purchase Order, [**]. For the avoidance of doubt, title to Product C, which shall be used by Supplier in the manufacture of Product B, will be retained by Supplier for onward processing and Supplier shall be responsible for all risks related thereto including insurance covering damage or loss while in either of the Facilities and any transport costs to transport Product C between the Facilities.

(c)
Product A and Product B shall be shipped EXW or FCA Supplier’s Facility (Incoterm 2020), by a common carrier designated by Iterum. Supplier will charge all reasonable costs of shipping and transit insurance to Iterum. Iterum shall have the right to request that any Product(s) be shipped under different Incoterms at any time during the term of the Agreement provided that the parties shall agree who will be responsible for shipping and transit insurance prior to shipment.

3.7
Shipping Instructions. Iterum will provide Supplier with packaging and shipping instructions including temperature requirements, temperature monitoring instructions and packaging specifications. Notwithstanding any other provision of this Agreement, Supplier will not be liable for any loss or damage caused solely by Supplier’s compliance with Iterum’s packaging and shipping instructions or any loss or damage caused by Iterum’s carrier.
3.8
Quality; Inspection; Nonconforming Shipment.
(a)
Inspection; Rejection. Upon completion of the manufacture of each Batch, Supplier will provide Iterum with a copy of the Master Batch Record and all other documents and records as required by

Execution Version

the Quality Agreements for release of Products to be delivered to Iterum, including an appropriate Certificate of Analysis and Certificate of Compliance. In addition, Supplier shall, as requested upon reasonable written notice by Iterum, provide Iterum with Product samples from the relevant Batch. In respect of Product A and Product C, Iterum shall have a period of [**] from the date of its receipt of all such documentation and samples to inspect, and accept or reject, the corresponding Batch as conforming or non-conforming with the Manufacturing Standards. In respect of Product B, Iterum shall have a period of [**] from the date of its receipt of all such documentation and samples to inspect, and accept or reject, the corresponding Batch as conforming or non-conforming with the Manufacturing Standards. If Iterum rejects any Batch of Product(s), it shall promptly so notify Supplier. If, as a result of further review and testing, Supplier determines that the Batch does conform to the Manufacturing Standards, the Parties shall submit samples of such Batch to a mutually acceptable laboratory for independent testing.
(b)
Testing. If such independent laboratory determines that the shipment conformed to the Manufacturing Standards, Iterum shall bear all expenses of shipping and testing such shipment samples. In relation to Product A and Product C, if Supplier or such independent laboratory confirms that such shipment did not meet the Manufacturing Standards, Supplier shall rework or reprocess that portion of the Product A/Product C shipment which does not conform to the Manufacturing Standards as soon as reasonably possible, at Suppliers cost and expense so that the Batch can be deemed to have been manufactured in compliance with Manufacturing Standards. If the reworked or reprocessed Product A/Product C cannot conform to Manufacturing Standards, Supplier shall replace, at no cost to Iterum, that portion of the Product A/Product C shipment which does not conform to the Manufacturing Standards and shall bear all expenses of shipping and testing the shipment samples. In relation to Product B, if Supplier or such independent laboratory confirms that such shipment did not meet the Manufacturing Standards, Supplier shall replace[**] that portion of the Product B shipment which does not conform to the Manufacturing Standards and shall bear all expenses of shipping and testing the shipment samples. Iterum shall dispose of any nonconforming portion of any shipment of Product A or Product B (as the case may be) as directed by Supplier, at Supplier’s expense.
(c)
Deemed Acceptance; Latent Defects. Any Product(s) that Iterum does not reject pursuant to this Section 3.8 shall be deemed accepted, except as to latent defects which are not discoverable by the exercise of ordinary diligence and reasonable care and render the Product(s) not conforming to the Manufacturing Standards at the time of delivery to Iterum. In the event that a latent defect is discovered at any time during the then shelf life of the Products, the Parties shall consult to confirm the cause of the latent defect. If the Parties do not agree as to whether the Product(s) is non-conforming the Parties shall submit samples of such Product(s) to a mutually acceptable independent laboratory for testing in accordance with Section 3.8 ((b) above. If it is confirmed that the cause of the defect is attributable to Supplier, then Supplier will replace [**] all such defective Products with Products that meet the Manufacturing Standards and the other relevant provisions of Section 3.8 shall apply.

article 4

QUALITY; REGULATORY MATTERS

4.1
Quality Agreements. The Parties covenant and agree to use commercially reasonable efforts to update and revise the Quality Agreements as appropriate for the commercial manufacture and supply of the Products pursuant to this Agreement within [**] after the date of this Agreement or such later date as may be agreed between the Parties.
4.2
Audit Rights; Regulatory Authority Inspections
(a)
General Audit. Upon [**] prior written notice to Supplier, Iterum shall have the right to have representatives visit the Facility during normal business hours to review Supplier’s manufacturing operations relating to the Products and assess its compliance with Applicable Laws, cGMP, the Product Specifications, this Agreement and the Quality Agreements and to discuss any related issues with Supplier’s

Execution Version

manufacturing and management personnel. Supplier shall provide Iterum with copies of all relevant documentation for the purposes of assuring Product quality and compliance with agreed-upon manufacturing procedures. To the extent that documentation provided as part of a general audit contains Confidential Information of the Supplier which is not relevant to the Products or the Manufacturing Process, this will be available for review at the Facility, but copies may only be taken by Iterum to the extent that such Confidential Information has been redacted. Such general audits may be conducted not more than [**].
(b)
For Cause Audits. Iterum shall also have the right to conduct “for-cause” audits to address Products or safety concerns as discovered through Product failures related to Supplier’s manufacture of the Products and/or quality issues identified by Iterum or any Regulatory Authority in any audit or inspection conducted in accordance with this Section 4.2. Product failures would include issues related to stability, out of specification, labeling or container integrity where there is reason to believe such Product failures are related to Supplier’s manufacture of the Products or issues arising from Supplier activities. Iterum shall notify Supplier in writing in advance of the audit and thereafter, Iterum and Supplier shall mutually determine the timing of the audit.
(c)
Observation Rights. Iterum shall have the right, at Iterum’s sole cost and expense, during normal business hours and upon reasonable notice, to visit the Facility to observe the Manufacturing of the Products. At all times while in attendance at the Facility, Iterum agrees to comply with all Supplier policies and procedures applicable to visitation of the Facility as notified by Supplier to Iterum prior to or during such attendance. Such visits shall not unreasonably interfere with Supplier’s operations and shall not exceed [**] occurrences in any year or such additional number as may be reasonable given the volume of Manufacturing runs during the particular year.

(d)
Regulatory Authority Inspections. Supplier agrees to allow Regulatory Authorities to conduct inspections related to the manufacture of the Products which such Regulatory Authority requires, and Supplier agrees to reasonably cooperate with such Regulatory Authority in connection with such inspection. The provisions contained in the Quality Agreements relating to Regulatory Authority inspections shall apply.
4.3
Regulatory Filings. Supplier will provide Iterum with a copy of any submissions it is obligated to make to any Regulatory Authorities relating to the Products or the services hereunder prior to its submission to the relevant Regulatory Authorities and shall consider and reasonably incorporate Iterum’s comments thereto. Supplier grants Iterum the right to use or refer to any and all information contained therein, including without limitation a right of reference to the Product DMF filed by Supplier (to the extent such DMF filing is required to be made by the Supplier pursuant to local laws) and Iterum shall provide Supplier with details of any submissions made to Regulatory Authorities which include reference Supplier.
4.4
Record Keeping. Supplier shall retain all records relating to the manufacture of each Batch of Product for not less than [**] from the date of release, unless required to retain such records for longer under Applicable Law. Records shall be stored by Supplier in accordance with the provisions of the Quality Agreements. Thereafter, Supplier shall not destroy such records without giving Iterum prior written notice and the opportunity to further store such records or have such records shipped to Iterum, at Iterum’s cost and expense.

4.5 Product Recalls.

(a)
If either Party becomes aware of information about distributed Products indicating that it may be non-conforming with respect to the Product Specifications or that there is potential adulteration, misbranding, serialization errors and/or any potential issues regarding safety or effectiveness with respect to the Products, it shall promptly serve written notice to that effect on the other Party. If such issue relates to the manufacture of the Products or the Manufacturing Process, Supplier shall initiate an investigation and assessment of such circumstances and shall provide Iterum a written report of its findings and any proposed course of action to remedy such issue.

Execution Version

(b)
In the event: (i) any Regulatory Authority or other national government authority issues a request, directive or order that Product be recalled; (ii) a court of competent jurisdiction orders such a recall; or (iii) Iterum reasonably determines that a Product should be recalled, the Parties shall take all appropriate corrective actions and shall cooperate in any governmental investigations surrounding the recall. In the event Supplier reasonably determines that a Product should be recalled, Supplier shall provide notice to Iterum including all relevant information that supports such determination by Supplier. Iterum shall reasonably consider such information; provided that the institution of a recall shall be in Iterum’s sole discretion. Iterum will have the responsibility for all communications with Regulatory Authorities and customers regarding any recall of Products. Supplier will give Iterum any assistance that Iterum may reasonably require to handle any recall.
(c)
In the event: (i) any Regulatory Authority or other national government authority issues a request, directive or order that Product be recalled; (ii) a court of competent jurisdiction orders such a recall; or (iii) Iterum reasonably determines that a Product should be recalled, the Parties shall take all appropriate corrective actions and shall cooperate in any governmental investigations surrounding the recall. In the event Supplier reasonably determines that a Product should be recalled, Supplier shall provide notice to Iterum including all relevant information that supports such determination by Supplier. Iterum shall reasonably consider such information; provided that the institution of a recall shall be in Iterum’s sole discretion. Iterum will have the responsibility for all communications with Regulatory Authorities and customers regarding any recall of Products. Iterum will consult with Supplier in relation to any other appropriate corrective actions to be taken by Supplier in connection with a recall and will consider Supplier’s comments in good faith before including details of such corrective actions in any communications with Regulatory Authorities. Supplier will give Iterum any assistance that Iterum may reasonably require to handle any recall.
article 5

Price and Payment.

5.1
Price.
(a)
Supplier shall invoice Iterum for each of Product A and Product B delivered by Supplier at the price as set forth on Exhibit B, less any Advance Payments made by Iterum in accordance with Section 5.2.

(b) Each Final Invoice for Product A and Product B shall reference the relevant price of the tier/volume in effect on the date of Supplier’s invoice and any credit for the Advance Payment and/or the Additional Advance Payment applied in accordance with Section 5.2.

(c) The Parties agree that the price set out in Exhibit B shall be reviewed [**] and updated to reflect any changes agreed between the Parties and/or any cost reductions identified in accordance with Section 5.3 (“Exhibit B Amendment”). An Exhibit B Amendment shall be effective without amending this Agreement if it is evidenced in writing and is signed by the Parties and any such Exhibit B Amendment shall automatically replace the then current Exhibit B. The revised price will be applied starting from the delivery requested from [**], unless otherwise agreed. Notwithstanding the provisions of this Section 5.1 (c), the prices set out in Exhibit B on the Effective Date shall not be amended prior to [**].

5.2
Payment.
(a)
Within [**] of receipt of an invoice for Iterum Components (the “Third Party Invoice”) ordered in accordance with Section 2.5 from a Third-Party supplier of Iterum Components to be used in the various steps of the supply chain, Supplier shall issue an invoice to Iterum for an Advance Payment (the “Advance Payment Invoice”) equaling the cost of such Iterum Components in accordance with the Third Party Invoice, which shall be credited against the cost of Product B or Product A, as applicable, to be purchased by Iterum pursuant to a Purchase Order accepted by Supplier in accordance with Section 3.3. The amount of the credit to be applied shall be based on the cost of the Iterum Components required in the manufacture of the relevant Product(s) set out in the applicable Purchase Order (calculated in accordance with Exhibit B).

Execution Version

Notwithstanding the foregoing, the Parties agree that any additional costs incurred by Supplier in connection with the purchase of the Iterum Components, including any transport costs, duties or taxes, shall be invoiced separately by Supplier to the Iterum and shall not be subject to credit. The invoice for the Advance Payment will be issued in EURO currency using the applicable USD exchange rate on Euro foreign exchange reference rates on the date of the issuance of the Third-Party Invoice.

(b)
Where it is necessary to manufacture Product C for use in the manufacture of Product B for a particular Purchase Order, Supplier will issue an invoice for an additional advance payment (the “Additional Advance Payment”) equaling the “Product C Conversion Cost” computation set forth in Section 2 of Exhibit B(an “Additional Advance Payment Invoice”).

The Additional Advance Payment shall be credited against the cost of Product B to be purchased by Iterum pursuant to a Purchase Order accepted by Supplier in accordance with Section 3.3 based on the amount of Product C required in the manufacture of the relevant Product(s) set out in the applicable Purchase Order.

(c)
The Final Invoice for the balance of payment due in respect of each Purchase Order for Product B and/or Product A accepted in accordance with Section 3.3 taking into account the Advance Payment already made in accordance with Section 5.2 (a) and any Additional Advance Payment, if any, made in accordance with Section 5.2 (b), shall be issued by Supplier to Iterum upon shipment of Product B.

(d)
With the exception of the Advance Payment Invoice, Iterum shall make payment on all undisputed invoices within [**] after the date of receipt of Supplier’s invoice. With respect to the Advance Payment Invoice, Iterum shall make payment on all undisputed Advance Payment Invoices within the later of (i) [**] after the date of receipt of Supplier’s invoice and (ii) the date on which Supplier approves batch conformance in respect of the applicable Iterum Components, being within [**] after receipt of such Iterum Components. For the avoidance of doubt, an Advance Payment Invoice will not be issued where Supplier has not approved batch conformance for the applicable Iterum Components.

5.3
Supplier shall, on an ongoing basis, use commercially reasonable efforts to identify opportunities to reduce the cost of manufacturing the Products (“Cost Reduction Program”). The Cost Reduction Program shall include [**]. Supplier shall notify Iterum of any such cost reduction opportunities identified. The Parties, through the Project Team, shall discuss any cost reducing opportunities identified through the Cost Reduction Program or otherwise (including opportunities independently identified or developed by Iterum) and shall confer in good faith to (i) capitalize on such opportunities by sharing in the cost of implementation; and (ii) adjust the price of Products paid under this Agreement in proportion [**] to the benefit of such improvement by reducing the price of the Products by [**]% of the cost savings achieved. For the avoidance of doubt, no changes shall be implemented until such time as Iterum has had an opportunity to consider the impact of any proposed changes in accordance with the terms of the Quality Agreements.

5.4
Taxes. Any federal, state, county or municipal sales or use tax, excise, customs charges, duties or similar charge, or any other tax assessment (other than that assessed against income), license, fee or other charge (other than that assessed against Supplier’s net income) lawfully assessed or charged on the manufacture, sale or transportation of Products sold pursuant to this Agreement, and all government license filing fees and Prescription Drug User (PDUFA) annual establishment fees, with respect to all Products shall be paid by Iterum.

Execution Version

article 6

WARRANTIES AND COVENANTS

6.1
Supplier’s Warranties and Covenants. Supplier represents and warrants to Iterum that:
(a)
all Products delivered to Iterum pursuant to this Agreement shall, at the time of delivery, not be adulterated or misbranded within the meaning of the Act or within the meaning of all Applicable Law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as the Act and such laws are constituted and effective at the time of delivery, and will not be an article which may not under the provisions of Sections 404 and 505 of the Act be introduced into interstate commerce;
(b)
all Products delivered to Iterum pursuant to this Agreement shall, at the time of delivery, be free from defects in material and workmanship and shall be: (i) manufactured and tested in accordance and conformity with the Product Specifications, Manufacturing Process and the Master Batch Record; (ii) manufactured in compliance with all Applicable Laws, including those relating to the environment, food or drugs and occupational health and safety, including those enforced or promulgated by the FDA (including compliance with cGMP); and (iii) transferred to Iterum free and clear of any liens or encumbrances of any kind;
(c)
Supplier owns or lawfully controls the Facility, has the permits required to operate the Facility, and the Facility shall be maintained in accordance with cGMP and in such condition as will allow Supplier to manufacture the Products in compliance with cGMP, in conformance with the Master Batch Record, and in compliance with all Applicable Laws;
(d)
In its performance of its obligations under this Agreement, Supplier will not knowingly incorporate into the Manufacturing Process any patents or know-how of a Third Party for which it does not have a license that permits it to do so and/or to be able to grant to Iterum the licenses and other rights otherwise required to be granted to Iterum hereunder;
(e)
Supplier’s performance of its obligations under this Agreement will not result in a material violation or breach of any agreement, contract, commitment or obligation to which Supplier is a party or by which it is bound and will not conflict with or constitute a default under its corporate charter or bylaws; and
(f)
Neither it, nor any of its officers, directors or employees expected to perform services hereunder has been debarred or convicted of a crime which could lead to debarment under 21 U.S.C. Section 335a and 335b and that it will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b).
6.2
Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER ITERUM NOR SUPPLIER MAKES ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS OR OTHERWISE UNDER THIS AGREEMENT. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY SUPPLIER AND ITERUM.
article 7

INDEMNIFICATION AND LIABILITY

7.1
Indemnification by Supplier. Supplier shall indemnify and hold harmless Iterum, its Affiliates, officers, directors and employees from and against all claims, causes of action, suits, costs and expenses (including reasonable attorney’s fees), losses or liabilities of any kind related to this Agreement and asserted by Third Parties (“Losses”) to the extent such arise out of or are attributable to: (a) Supplier’s breach of this Agreement; (b) any violation of any proprietary right of any Third Party relating to Supplier’s manufacturing processes used in the manufacture of the Products pursuant to this Agreement; or (c) any negligent or wrongful act or omission or willful misconduct on the part of Supplier, its employees, agents or representatives. Notwithstanding anything to the contrary herein, the foregoing indemnity shall not apply to the extent such

Execution Version

Losses arise out of or result from any material breach of this Agreement by Iterum, or the negligent or wrongful acts or omissions or willful misconduct of Iterum or its employees, agents or representatives.
7.2
Indemnification by Iterum. Iterum shall indemnify and hold harmless Supplier, its Affiliates, officers, directors and employees from and against all Losses to the extent such arise out of or are attributable to: (a) Iterum’s breach of this Agreement; (b) the use of the Products; or (c) any negligent or wrongful act or omission or willful misconduct the part of Iterum, its employees, agents or representatives and which relate to Iterum’s performance hereunder. Notwithstanding anything to the contrary herein, the foregoing indemnity shall not apply to the extent such Losses arise out of or result from any material breach of this Agreement by Supplier, or the negligent or wrongful acts or omissions or willful misconduct Supplier or its employees, agents or representatives.
7.3
Conditions of Indemnification. If either Party seeks indemnification from the other hereunder, it shall promptly give notice to the other Party of any such claim or suit threatened, made or filed against it which forms the basis for such claim of indemnification and shall cooperate fully with the other Party in the investigation and defense of all such claims or suits. The indemnifying Party shall have the option to assume the other Party’s defense in any such claim or suit with counsel reasonably satisfactory to the other Party. In the event the indemnifying Party assumes such defense, the indemnified Party shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense. No settlement or compromise shall be binding on a Party hereto without its prior written consent, such consent not to be unreasonably withheld.
7.4
No Consequential Damages. EXCEPT WITH RESPECT TO THE INDEMNIFICATION OBLIGATIONS OF SECTIONS 7.1 OR 7.2 OR A BREACH OF THE CONFIDENTIALITY OBLIGATIONS OF ARTICLE 10, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES OR LOST PROFITS RESULTING FROM ANY BREACH OF THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
7.5
Insurance.
(a)
Each party shall procure and maintain during the Term and through the date that is [**] after the expiration date of all Products Manufactured under this Agreement; (i) Commercial General Liability insurance of not less than “$[**] for each occurrence for bodily injury liability, property damage liability, contractual liability, and not less than $[**] annual aggregate limit, (ii) Professional Liability insurance with not less than $[**] per occurrence and $[**] aggregate, (iii) Products Liability insurance with not less than $[**] per occurrence and $[**] aggregate. Each Party shall promptly deliver a certificate of Insurance to the other Party evidencing such coverage.

(b)
Supplier shall use commercially reasonable efforts to procure and ensure it maintains during the Term and through the date that is [**] after the expiration date of all Products Manufactured under this Agreement, Network Security and Privacy Liability with not less than $[**] per occurrence and $[**] aggregate (the “IT Security Insurance Coverage”). Supplier shall promptly deliver a certificate of Insurance to Iterum evidencing such coverage. In the event that Supplier fails to procure the IT Security Insurance Coverage within [**] of entering into this Agreement, Supplier shall notify Iterum of such failure and provide an update on the reason(s) Supplier has not been able to procure such coverage. For the avoidance of doubt, Supplier's failure to comply with Section 7.5(b) shall not be deemed a breach of this Agreement.

article 8

INTELLECTUAL PROPERTY RIGHTS

8.1
Ownership of Intellectual Property Developed under this Agreement.

Execution Version

(a)
Iterum shall be the sole owner of any technology, inventions, know-how or other proprietary rights that are made, conceived or reduced to practice by Supplier in connection with the performance of this Agreement that pertain to a Product (“Project Inventions”) and Supplier shall and hereby does assign all of its right, title and interest in Project Inventions, and all Intellectual Property therein, to Iterum. Iterum shall be entitled to apply for patent protection on such Project Inventions at Iterum’s expense and risk. Supplier agrees to execute such assignments and other documents, to cause its employees, consultants and subcontractors to execute such assignments and other documents, and to take such other actions as may be reasonably requested by Iterum from time to time in order to effect to the ownership provisions of this Section 8.1(a).
(b)
With respect to all other technology, inventions, know-how or other proprietary rights that are made, conceived or reduced to practice in connection with the performance of this Agreement, the following terms of ownership shall apply: Iterum shall solely own all know-how and inventions made solely by employees, consultants and/or subcontractors of Iterum (the “Iterum Project IP”) and Supplier shall solely own know-how made and inventions made solely by employees, consultants and/or subcontractors of Supplier (the “Supplier Project IP”). The Parties shall jointly own any know-how and inventions made, developed or reduced to practice jointly by employees, consultants and/or subcontractors of Iterum and employees, consultants and/or subcontractors of Supplier in the course of their performance of this Agreement (the “Joint Project IP”). Each Party shall have the right to exploit and license the Joint Project IP without the prior consent of the other Party; provided that Supplier shall not, without the express written consent of Iterum which shall not unreasonably be withheld or delayed, exploit, use or license the Joint Project IP to manufacture, develop or commercialize any Competing Product. Iterum shall control the filing, prosecution, maintenance and enforcement of any patents or patent applications covering the Joint Project IP and shall keep Supplier regularly informed with respect to such activities, The costs of any such filings, prosecution, maintenance and enforcement shall be borne by Iterum. Supplier shall, at Iterum’s request, reasonably assist and cooperate in the filing, prosecution, maintenance and enforcement of any Joint Project IP. For the avoidance of doubt, this Section 8.1 (b) is subject always to the provisions of Section 8.1 (a).
(c)
Supplier shall promptly provide Iterum written notice of technology, inventions, know-how or other proprietary rights that are made, conceived or reduced to practice during the performance of this Agreement. The Project Team shall discuss such disclosures to ensure that all Project Inventions, Iterum Project IP, Supplier Project IP and Joint Project IP are appropriately identified.
8.2
License Grants.
(a)
License to Supplier. During the Term, Iterum hereby grants to Supplier a fully paid, non-exclusive license under any and all Iterum Intellectual Property, Project Inventions and Iterum Project IP that is necessary for Supplier to perform its obligations under this Agreement, for the sole and limited purpose of Supplier’s performing its obligations under the Project Plan and this Agreement.
(b)
License to Iterum. Supplier hereby grants to Iterum an irrevocable, fully paid, royalty-free, perpetual, worldwide, non-exclusive license, with the right to grant and authorize sublicenses, under any and all Supplier Intellectual Property or Supplier Project IP that Supplier incorporates into the Manufacturing Process or that is otherwise necessary for the practice of the Manufacturing Process, for the sole and limited purpose of manufacturing, or having manufactured, the Products.
article 9

TERM AND TERMINATION

9.1
Term. This Agreement shall commence on the date of this Agreement and, unless earlier terminated as provided below, shall expire at the end of the fifth (5th) year after the Effective Date (“Initial Term”) and shall thereafter automatically renew for additional two (2) year periods (each a “Renewal Term” and together with the Initial Term, the “Term”). Notwithstanding any of the foregoing, either Party may terminate this Agreement provided, however, that it has given the other Party at least twenty-four (24) months

Execution Version

(“Notice Termination Period”) prior written notice of termination and provided that such notice shall not be given before the third (3rd)) year anniversary of the Effective Date.
9.2
General Termination Rights. Either Party may terminate this Agreement as follows:
(a)
Immediately by providing written notice to the other Party (i) if proceedings in voluntary or involuntary bankruptcy are initiated by, on behalf of or against the other Party (and, in the case of any such involuntary proceeding, not dismissed within [**]), or (ii) if the other Party is adjudicated bankrupt, files a petition under insolvency Laws, is dissolved or has a receiver appointed for substantially all of its property; or
(b)
Upon the material breach of any provision of this Agreement by the other party if such breach is not cured by the breaching party within [**] after receipt by the breaching party of written notice of such breach.
(c)
Upon notice to the other Party should the other Party continue to be unable to perform its obligations under this Agreement for a period in excess of [**] by reason of force majeure, in accordance with Section 11.1.
9.3
Supply. Unless Supplier has terminated this Agreement pursuant to Section 9.2(a) and 9.2(b), notwithstanding the termination of this Agreement, Iterum shall have the right, upon written notice to Supplier within [**] of the effective date of such termination, to provide Supplier with its total need of the upcoming [**]. Supplier has the right to manufacture and invoice the full requested quantity during the Notice Termination Period and Iterum shall pay the total quantity according to the terms of this Agreement. The delivery date for such additional Product(s) shall be mutually agreed by the Parties. Notwithstanding the foregoing, Iterum may request Supplier to keep in stock the undelivered quantity up to [**] following the Termination Period (“Extended Storage Term”) at Iterum’s expense. For the avoidance of doubt, notwithstanding termination of this Agreement, all of the terms of this Agreement reasonably expected to apply to such manufacture and supply during the Notice Termination Period and Extended Storage Term shall continue to apply to the manufacture and supply of the Product(s) during the Notice Termination Period and Extended Storage Term.

9.4
Accrued Payment Obligations. Upon termination by Iterum pursuant to Section 9.2:
(a)
Iterum shall reimburse Supplier for Supplier’s cost of all Components purchased and on hand or non-cancellable Components on order, in both cases in reliance on binding Forecasts provided by Iterum or otherwise agreed in writing with Iterum in accordance with section 2.4, if such Components cannot be reasonably used by Supplier for other purposes and, if so directed, shall deliver such Components to Iterum or an Iterum designee as instructed. No amounts shall be due with respect to Iterum Components where Supplier has issued an Advance Payment Invoice in accordance with Section 5.2 (a) and/or an Additional Advance Payment Invoice in accordance with Section 5.2 (b), in each case, covering the cost of such Iterum Components and such amounts have been paid by Iterum. Following termination of this Agreement, Iterum shall collect, or at its discretion, arrange for the destruction of, any and all undelivered Products, Iterum Components, and any other material in any form used for the purposes of manufacturing the Products pursuant to this Agreement.

9.5
Return of Inventory. In the event of any expiration or termination of this Agreement, Supplier shall, if so requested by Iterum, return any remaining inventory of Products and/or any Components paid for by Iterum pursuant to this Agreement, to Iterum at Iterum’s expense, unless such termination shall have been as a result of a breach of this Agreement by Supplier, in which case such inventory and Components (if so requested) shall be returned at Supplier’s expense.
9.6
Return of Confidential Information. Upon expiration or termination of this Agreement for any reason, the receiving Party shall immediately return to the disclosing Party all of the disclosing Party’s Confidential Information, in any form or medium disclosed by the disclosing Party (or upon the disclosing Party’s instructions in writing, destroy the same and certify its destruction), provided, however, that (a) the

Execution Version

receiving Party shall be allowed to retain one (1) copy of the disclosing Party’s Confidential Information to ensure continuing compliance with Article 10; and (b) Iterum shall be allowed to retain Supplier’s Confidential Information as necessary to exploit the license granted to Iterum pursuant to Section 8.2(b).
9.7
Technology Transfer. Upon (a) termination or during the notice period regarding termination of this Agreement, other than where termination is for material breach by Iterum, or (ii) on expiry of this Agreement; Iterum may by written notice to Supplier seek assistance from Supplier with respect to the transfer to another manufacturer of the then-current Process and test methods solely for the purpose of manufacturing and testing the Products (“Technology Transfer”). Following Supplier’s receipt of such notice, the Parties will establish, in good faith, a schedule and plan for effecting such transfer and Supplier will thereafter co-operate with Iterum in implementing such plan as agreed by the Parties and at Iterum’s sole cost. As part of the Technology Transfer, Supplier will make available for collection all documentation (to the extent not previously delivered to Iterum) generated pursuant to this Agreement up to the date of termination or expiry including batch records, development and validation reports and production process documentation, test method SOPs and method development and validation reports. All such documentation shall be provided in English.
9.8
Survival. Expiration or early termination of this Agreement shall not relieve either Party of any obligations that it may have incurred prior to expiration or early termination. The provisions of Articles 7, 8, 10 and 11 and Sections 2.7, 3.8, 4.3, 4.4, 4.5, 9.3, 9.4, 9.5, 9.6, 9.7 and 9.8 and any other provisions reasonably expected to survive termination including during the Extended Supply Term, shall survive expiration or termination of this Agreement in accordance with their terms.
article 10

CONFIDENTIAL INFORMATION

10.1
Nondisclosure. It is contemplated that in the course of the performance of this Agreement each Party may, from time to time, disclose Confidential Information to the other. Supplier agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Iterum, and shall not use Confidential Information disclosed to it by Iterum, for any purpose other than to fulfill Supplier’s obligations or exercise Supplier’s rights hereunder. Iterum agrees that, except as expressly provided herein, it shall not disclose Confidential Information received from Supplier, and shall not use Confidential Information disclosed to it by Supplier, for any purpose other than to fulfill Iterum’s obligations or exercise Iterum’s rights hereunder. Each Party shall use reasonable and customary precautions to safeguard the other Party’s Confidential Information, including ensuring that it will limit the permitted disclosures of the other’s Confidential Information only to those persons who have a “need to know” such Confidential Information and ensuring that all employees, consultants and agents who are given access to such Confidential Information are informed of the confidential and proprietary nature of such Confidential Information and have contractual or professional confidentiality and non-use obligations that are at least as restrictive as those contained in this Agreement.
10.2
Exceptions to Duty of Nondisclosure.
(a)
Notwithstanding the above, nothing contained in this Agreement shall preclude Iterum from utilizing Supplier’s Confidential Information in the following circumstances: as may be necessary in prosecuting the patent and other Intellectual Property rights of Iterum pursuant to Article 8, obtaining governmental regulatory approvals, manufacturing Products subject to the terms and conditions of this Agreement, or complying with applicable laws or court orders provided, however, that Iterum uses reasonable efforts to seek confidential treatment of such information, except as required to file and prosecute such patent applications.
(b)
The restrictions set forth in this Article 10 shall not apply to any of the disclosing Party’s Confidential Information that the receiving Party is required to disclose under applicable laws or to defend or prosecute litigation, provided that the receiving Party: (i) provides the disclosing Party with prompt notice of such disclosure requirement if legally permitted, (ii) if legally permitted, affords the disclosing Party an opportunity to oppose or limit, or secure confidential treatment for such required disclosure, and (iii) if the

Execution Version

disclosing Party is unsuccessful in its efforts pursuant to subsection (ii), discloses only that portion of the Confidential Information that the receiving Party is legally required to disclose.
(c)
A Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances: to its Affiliates, and to prospective and actual acquirers, licensees, sublicensees, employees, consultants, agents, accountants, lawyers, advisors and investors, on a need to know basis, each of whom prior to disclosure must be bound by written or professional ethical obligations of confidentiality and non-use at least as restrictive in scope as those set forth in this Article 10 and that are of equivalent or greater duration in view of the circumstances of the disclosure;
(d)
Each Party may disclose the terms of this Agreement to the extent such Party is advised by counsel that such disclosure is required by applicable law (including by rules or regulations of the United States Securities and Exchange Commission (“SEC”), any other relevant securities commission in any country, any securities exchange or NASDAQ); provided, that, (i) prior to such disclosure, to the extent permitted by applicable law or such rules or regulations, the disclosing Party promptly notifies the other Party of such requirement and the disclosing Party furnishes only those terms of this Agreement that the disclosing Party is legally required to furnish, and (ii) specifically with respect to a filing of this Agreement pursuant to the rules or regulations of the SEC, any other securities commission, any securities exchange or NASDAQ, the disclosing Party shall request, and use commercially reasonable efforts to obtain, confidential treatment of terms permitted to be redacted from the forms of such agreements so filed under the applicable rules and regulations of the SEC, such securities commission, any securities exchange or NASDAQ, as applicable. Each Party shall, to the extent permitted under the relevant law or rules, give the other Party a reasonable opportunity to review those portions of all filings with the SEC (or any other relevant securities commission in any country, any securities exchange or NASDAQ) describing the terms of this Agreement (including any filings of this Agreement) prior to submission of such filings, and shall give due consideration to any reasonable and timely comments by the non-filing Party relating to such filing, including the provisions of this Agreement for which confidential treatment should be sought; provided that each Party will ultimately retain control over what information that Party discloses to their relevant securities commission or exchange.
10.3
Public Announcements. Neither Party shall make any public announcement concerning the transactions contemplated herein, or make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document, except as may be required by law or judicial order, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.
10.4
Injunctive Relief. The Parties acknowledge that either Party’s breach of this Article 10 may cause the other Party irreparable injury for which it would not have an adequate remedy at law. In the event of a breach, the non-breaching Party may be entitled to injunctive relief in addition to any other remedies it may have at law or in equity.
10.5
Survival. The obligations of the Parties relating to Confidential Information shall expire [**] after the expiration or termination of this Agreement.
article 11

MISCELLANEOUS

11.1
Force Majeure. Neither Party shall be considered to be in breach of this Agreement for a delay in the performance of any of its duties or obligations hereunder caused by any reason beyond the reasonable control and without the fault or negligence of the Party affected thereby, including an act of God, acts of a public enemy, insurrections, riots, embargoes, labor disputes, boycotts, fires, explosions, floods or shortages of material or energy (each an event of “Force Majeure”). The performance of the affected Party shall be extended for a period equal to the period of such delay; provided, however, that affected Party shall give prompt notice to the other Party of such cause and shall take promptly whatever reasonable steps are necessary to relieve the effect of such cause and resume compliance with this Agreement as soon as possible. Should the event of Force

Execution Version

Majeure continue for a period longer than [**], the Party not so affected may terminate this Agreement in accordance with Section 9.2(c).
11.2
Notices. All notices hereunder shall be delivered as follows: (a) personally; (b) by email and confirmed by first class mail (postage prepaid); (c) by registered or certified mail (postage prepaid); or (d) by overnight courier service, to the following addresses of the respective Parties:

If to Iterum:	If to Supplier:
Iterum Therapeutics International Limited 25 North Wall Quay Dublin 1, D01 H104, Ireland Attention: [**] With copy to Legal Department [**]	ACS Dobfar S.p.A. Centro Direzionale Colleoni Viale Bartolomeo Colleoni Palazzo Pegaso 3, 3rd Floor 20864 Agrate Brianza, MB, Italy Attention: [**] With copy to [**]

11.3

Notices shall be effective upon receipt if personally delivered or delivered by email and confirmed by first class mail, on the third business day following the date of registered or certified mailing or on the first business day following the date of or delivery to the overnight courier. A Party may change its address listed above by written notice to the other Party.

11.4
Choice of Law and Jurisdiction. This Agreement shall be construed, interpreted and governed by the laws of the State of New York, excluding its choice of law provisions and its conflict of law provisions. The Parties irrevocably (a) submit to the non-exclusive jurisdiction of any New York State court sitting in New York City or the United States District Court for the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) waive, to the fullest extent they may effectively do so, any defense based on inconvenient forum, improper venue or lack of jurisdiction to the maintenance of any such action or proceeding, and (c) waive all right to trial by jury in any action, proceeding or counterclaim arising out of this Agreement or the transactions contemplated hereby. The United Nations Convention on the International Sale of Goods is hereby expressly excluded.
11.5
Dispute Resolution. The Parties recognize that bona fide disputes may arise from time to time which relate to the Parties’ rights and obligations under this Agreement (“Dispute”). If such a Dispute arises, the Parties shall first try to solve it amicably. In this regard, any Party may send a notice of Dispute to the other, and each Party shall appoint, within [**] from receipt of such notice of Dispute, a single representative having full power and authority to solve the Dispute. The representatives so designated shall meet as necessary in order to solve such dispute. If a Party fails to appoint a representative within the [**] period set forth above, or if these representatives are unable to settle the dispute within [**] of the Notice of Dispute, such dispute shall immediately be referred to the president or a senior executive (or such other officer as they may designate) of each Party (“Senior Executives”) who will meet as necessary to resolve the dispute amicably. If the Senior Executives fail to meet or to resolve the Dispute within [**] of the referral to such Senior Executives, either Party may pursue any court, administrative or other action to resolve such Dispute.

Execution Version

11.6
Assignment. Neither Party shall assign this Agreement nor any part thereof without the prior written consent of the other Party; provided, however, that: (a) either Party may assign this Agreement to one of its Affiliates without such consent; and (b) either Party, without such consent, may assign this Agreement in connection with the transfer, sale or divestiture of substantially all of its business to which this Agreement pertains or in connection with a merger or consolidation of such Party. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve any Party of responsibility for the performance of any accrued obligation which such Party then has hereunder. Any assignment made in violation of this Section shall be void.
11.7
Entire Agreement. This Agreement together with the Exhibits referenced and incorporated herein, the MSA and the Quality Agreements constitute the entire agreement between the Parties concerning the subject matter hereof and supersede all written or oral prior agreements or understandings with respect thereto. If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and the Quality Agreements regards to quality assurance, the Quality Agreements will control; in all other cases, this Agreement will control.
11.8
Severability. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein.
11.9
Waiver-Modification of Agreement. No waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by authorized representatives of both Parties. Failure by either Party to enforce any such rights under this Agreement shall not be construed as a waiver of such rights, nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.
11.10
Construction. All Exhibits referred to herein are hereby incorporated by reference. In construing this Agreement, unless expressly specified otherwise; (a) references to Articles, Sections and Exhibits are to articles, sections of, and exhibits to, this Agreement; (b) except where the context otherwise requires, use of either gender includes the other gender, and use of the singular includes the plural and vice versa; (c) headings and titles are for convenience only and do not affect the interpretation of this Agreement; (d) any list or examples following the word “including” shall be interpreted without limitation to the generality of the preceding words; (e) except where the context otherwise requires, the word “or” is used in the inclusive sense; (f) all references to “dollars” or “$” herein shall mean U.S. Dollars; and (g) each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions. Any terms or conditions contained in an invoice that are inconsistent or in conflict with this Agreement shall be deemed not to be a part of such invoice.
11.11
Counterparts and Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission or in Adobe™ Portable Document Format (PDF) sent by electronic mail shall be deemed to be original signatures.

Execution Version

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly-authorized representatives as of the date above.

Iterum Therapeutics International Limited ACS Dobfar S.p.A.

By: /s/ Corey Fishman By: _/s/ Marco Falciani____________________

Name: Corey Fishman Name: Marco Falciani

Title: Director Title: President

Execution Version

Exhibit A

Product A

[**]

Product B

[**]

Product C

[**]

Execution Version

Exhibit B

Price

Section 1) Product A price

The Product A Price will be calculated as per following Formula: [**].

Section 2) Product C price

[**].

Section 3) Product B price

Product B Price will be calculated as per the following Formula:

[**].

Section 4) Price adjustment

This Section 4) is applicable to the above Section 1), 2) and 3).

[**].

Execution Version

Exhibit C

Iterum Components

[**]

Execution Version

Exhibit D

Iterum Components – Timeframe for Release Testing

[**]	Within [**] of date of receipt of batch(es)
[**]	Within [**] of date of receipt of batch(es)
[**]	Within [**] of date of receipt of batch(es)
[**]	Within [**] of date of receipt of batch(es)